Exhibit 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550

CERADYNE, INC. ANNOUNCES

3-FOR-2 STOCK SPLIT

Costa Mesa, Calif.—December 20, 2004—Ceradyne, Inc. (Nasdaq: CRDN) (Company) announced today that its Board of Directors has approved a 3-for-2 stock split in the form of a 50% stock dividend. The stock dividend will be distributed on January 18, 2005, to stockholders of record as of the close of business on January 10, 2005.

Stockholders will receive one additional share for every two shares of common stock owned on the record date. In lieu of receiving fractional shares, stockholders will receive a cash payment based on the closing price of the common stock on the record date, as adjusted for the split. As of December 17, 2004, the Company had 16,284,388 shares of common stock outstanding. The stock split will increase the number of shares outstanding to approximately 24,426,582.

Joel Moskowitz, Ceradyne chief executive officer, stated, “We believe the stock split will result in greater share liquidity and lower volatility in our stock price by increasing the number of shares in the public float.

“Ceradyne’s recently announced positive outlook for sales and earnings growth in 2005, discussed in our earnings conference call on October 28, 2004, contributed to the Board’s decision to split the stock,” Moskowitz added.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the U.S. Securities and Exchange Commission.

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